EXHIBIT 16 TO FORM 8-K

May 9, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 9, 2002, of Keyport Life Insurance Company and are in agreement with the statements contained on the pages therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Ernst & Young LLP